Exhibit 3.3

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

EVERGY KANSAS CENTRAL, INC.

As of September 16, 2019

(formerly Westar Energy, Inc.)

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

EVERGY KANSAS CENTRAL, INC.
_________________

ARTICLE ONE

Name of Corporation

The name of the corporation is “Evergy Kansas Central, Inc.”

ARTICLE TWO

Registered Office and Resident Agent

The registered office of the corporation in the State of Kansas is located at 2900 SW Wanamaker Drive, Suite 204, Topeka, KS 66614. The name of its resident agent at such address is Corporation Service Company.

ARTICLE THREE

Nature of Business

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

ARTICLE FOUR

Duration

The duration of the corporation shall be perpetual.

ARTICLE FIVE

Capital Stock

The total number of shares of capital stock which the corporation shall have authority to issue is 1000 shares of common stock, par value $0.01 per share.

ARTICLE SIX

Bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Kansas, the board of directors is expressly authorized and empowered to adopt, amend, alter and repeal the bylaws of the corporation; provided that any bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE SEVEN

Limitation on Personal Liability

To the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE EIGHT

Indemnification

The corporation shall indemnify each officer and director to the fullest extent permitted by applicable law. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right to indemnification of an officer or director of the corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE NINE

Amendment of Articles

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Kansas, and all rights conferred upon stockholders herein are granted subject to this reservation.

[End of Document]

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